SECOND AMENDMENT TO THE
                     PRINCIPAL VARIABLE CONTRACTS FUND, INC.
                             SUB-ADVISORY AGREEMENT

Agreement  executed  as of  the  10th  day  of  December,  2001,  to  amend  the
Sub-Advisory Agreement executed as of October 20, 2000 (and including any subsequent amendments thereafter) by and between Principal Management
Corporation (hereinafter called the "Manager") and Principal Capital Income Investors, LLC (hereinafter called "PCII").

WHEREAS, in the Sub-Advisory Agreement, Manager retained PCII to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Principal Variable Contracts Fund, Inc. (hereinafter called the "Fund"); and

WHEREAS, the Manager and PCII now wish to amend the Sub-Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions set forth hereinafter, the parties agree that effective January 1, 2002 Schedule A will read as follows:

                                   SCHEDULE A
         Balanced Account (Fixed-Income Securities Only)               0.10%
         Government Securities Account                                 0.10%



                                         Principal Management Corporation

                                                /s/ Ralph C. Eucher
                                         by:____________________________________


                                         Principal Capital Income Investors, LLC

                                                /s/ richard W. Hibbs
                                         by:____________________________________